EXHIBIT 10.22

ITT EDUCATIONAL SERVICES, INC.

AMENDED AND RESTATED 2006 EQUITY COMPENSATION PLAN

Amendment to Restricted Stock Unit Award Agreements

This Amendment to Restricted Stock Unit Award Agreements (this “Amendment”), effective as of January 20, 2014, is by and between ITT Educational Services, Inc. (the “Company”) and                      (“Grantee”).

Recitals

The Company and Grantee are parties to the following Restricted Stock Unit Award Agreements:

A.	2006 ITT Educational Services, Inc. Equity Compensation Plan Restricted Stock Unit Award Agreement, dated as of the 17th day of May, 2011, relating to 1,412 Restricted Stock Units granted by the Company to Grantee (the “2011 Award Agreement”);

B.	2006 ITT Educational Services, Inc. Equity Compensation Plan Restricted Stock Unit Award Agreement, dated as of the 22nd day of May, 2012, relating to 1,722 Restricted Stock Units granted by the Company to Grantee (the “2012 Award Agreement); and

C.	ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan Restricted Stock Unit Award Agreement, dated as of the 21st day of May, 2013, relating to 3,598 Restricted Stock Units granted by the Company to Grantee (the “2013 Award Agreement”).

The 2011 Award Agreement, the 2012 Award Agreement and the 2013 Award Agreement are referred to collectively herein as the “Award Agreements.”

The Company and the Grantee desire to amend the Award Agreements to provide for a modification of the treatment of the Restricted Stock Units granted under the Award Agreements upon a certain type of termination of service with the Company.

In consideration of the foregoing, the provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.                 Paragraph 6 of each of the Award Agreements is hereby deleted in its entirety and replaced with the following:

6.	Termination of Service.

  (a) Upon termination of the Grantee’s service due to death or Disability, the Period of Restriction with respect to the
Restricted Stock Units will lapse

immediately, and the Restricted Stock Units will be settled immediately thereafter and paid immediately thereafter in the form specified in paragraph 4 of this Agreement.

  (b) Upon termination of the Grantee’s service due to the expiration of the last term that the Grantee is permitted to serve pursuant to any then-effective term or age limitation contained in any Company guideline, policy, principle or other corporate document that results in the Grantee not being able to be nominated to a new term of service on the Company’s Board of Directors, the Period of Restriction with respect to the Restricted Stock Units will lapse immediately, and the Restricted Stock Units will be settled immediately thereafter and paid immediately thereafter in the form specified in paragraph 4 of this Agreement.

  (c) Upon termination of the Grantee’s service for any reason other than the reasons described in this paragraph 6(a) or 6(b), the Grantee will forfeit immediately after the termination of service all of his or her Restricted Stock Units that are unvested as of the date of termination of employment or service.

2.                 Except as specifically amended in this Amendment, all provisions of the Award Agreements shall remain unchanged and in full force and effect.

The Company and the Grantee have executed this Amendment as of the date first above written.

[GRANTEE SIGNATURE]

Print Name:

ITT EDUCATIONAL SERVICES, INC.

By:

Print Name:

Title: